As filed with the Securities and Exchange Commission on October 8, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Big 5 Sporting Goods Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4388794 (I.R.S. Employer Identification Number)

2525 East El Segundo Boulevard

El Segundo, California 90245
(310) 536-0611
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Gary S. Meade, Esq.

Senior Vice President & General Counsel
Big 5 Sporting Goods Corporation
2525 East El Segundo Boulevard
El Segundo, California 90245
(310) 536-0611
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

With copies to:

Milton B. Hyman, Esq.
Andrew W. Gross, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067
(310) 277-1010

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee(3)

Common stock, $0.01 par value	6,171,074	$15.62	$96,392,176	$7,799

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	This registration statement relates to the resale by the selling stockholder named in the accompanying prospectus of the shares of common stock, par value $0.01 per share, of the Registrant that were previously issued by the Registrant to the selling stockholder, as further described in the accompanying prospectus.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on October 2, 2003.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2003

PROSPECTUS

6,171,074 Shares

Big 5 Sporting Goods Corporation

Common Stock

        This prospectus relates to the resale of up to 6,171,074 shares of our common stock by the selling stockholder named in this prospectus. We will not receive any of the proceeds from the sale of these shares.

      Our common stock is traded on the Nasdaq National Market under the symbol “BGFV.” The last reported sale price of our common stock on the Nasdaq National Market on October 2, 2003 was $15.45 per share.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

ABOUT BIG 5
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT 5.1
EXHIBIT 23.2

      You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT BIG 5

      We are the leading sporting goods retailer in the western United States, operating 282 stores in 10 states under the “Big 5 Sporting Goods” name at September 28, 2003. We provide a full-line product offering of over 25,000 stock keeping units in a traditional sporting goods store format that averages 11,000 square feet. Our product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

      We believe that over the past 48 years we have developed a reputation with the competitive and recreational sporting goods customer as a convenient neighborhood sporting goods retailer that consistently delivers value on quality merchandise. Our stores carry a wide range of products at competitive prices from well-known brand name manufacturers, including Nike, Reebok, adidas, New Balance, Wilson, Spalding and Columbia. We also offer brand name merchandise produced exclusively for us, private label merchandise and specials on quality items we purchased through opportunistic buys of vendor over-stock and close-out merchandise. We reinforce our value reputation through weekly print advertising in major and local newspapers and mailers designed to generate customer traffic, drive net sales and build brand awareness.

      Robert W. Miller co-founded our company in 1955 with the establishment of five retail locations in California. We sold World War II surplus items until 1963, when we began focusing exclusively on sporting goods and changed our trade name to “Big 5 Sporting Goods.” In 1971, we were acquired by Thrifty Corporation, which was subsequently purchased by Pacific Enterprises. In 1992, management bought our company in conjunction with Green Equity Investors, L.P., an affiliate of Leonard Green & Partners, L.P. In 1997, Robert W. Miller, Steven G. Miller and Green Equity Investors, L.P. recapitalized our company so that the majority of our common stock would be owned by our management and employees.

      In June 2002, we completed an initial public offering (IPO) of 8.1 million shares of common stock, of which 1.6 million shares were sold by selling stockholders. In July 2002, our underwriters exercised their right to purchase an additional 1.2 million shares through their over-allotment option, of which 0.5 million shares were sold by the selling stockholders. With net proceeds of approximately $76.1 million from the IPO and total net proceeds of $84.0 million after exercise of the underwriters’ over-allotment option, and together with borrowings under our credit facility, we redeemed all of our outstanding senior discount notes and preferred stock, paid bonuses to executive officers and directors which were funded by a reduction in the redemption price of our preferred stock and repurchased 0.5 million shares of our common stock from non-executive employees.

      We are a holding company incorporated in Delaware on October 31, 1997. We conduct our business through Big 5 Corp., a wholly-owned subsidiary incorporated in Delaware on October 27, 1997.

      Our principal executive offices are located at 2525 East El Segundo Boulevard, El Segundo, California 90245 and our telephone number is (310) 536-0611. Our Internet site address is www.big5sportinggoods.com. The information on our web site does not constitute a part of this prospectus. Except as otherwise indicated, all references in this prospectus to “we,” “us,” “our,” “the Company” or “Big 5” refer to Big 5 Sporting Goods Corporation and our subsidiaries.

      Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding at September 28, 2003 and gives effect to the 8.1 for 1 stock split which occurred immediately prior to our IPO in June 2002.

RISK FACTORS

      The value of an investment in us will be subject to significant risks inherent in our business. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before purchasing our common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are highly leveraged, future cash flows may not be sufficient to meet our obligations and we might have difficulty obtaining more financing.

      We have a substantial amount of debt. As of June 29, 2003, the aggregate principal amount of our outstanding indebtedness was approximately $134.9 million. Our highly leveraged financial position means:

•	a substantial portion of our cash flow from operations will be required to service our indebtedness;

•	our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes might be impeded; and

•	we are more vulnerable to economic downturns and our ability to withstand competitive pressures is limited.

      If our business declines, our future cash flow might not be sufficient to meet our obligations and commitments.

      If we fail to make any required payment under our credit facility or indenture, our debt may be accelerated under these instruments. In addition, in the event of bankruptcy or insolvency or a material breach of any covenant contained in one of our debt instruments, our debt may be accelerated. This acceleration could also result in the acceleration of other indebtedness that we may have outstanding at that time.

      If we are unable to generate sufficient cash flow from operations to meet our obligations and commitments, we will be required to refinance or restructure our indebtedness or raise additional debt or equity capital. Additionally, we may be required to sell material assets or operations or delay or forego expansion opportunities. These alternative strategies might not be effected on satisfactory terms, if at all.

The terms of our debt instruments impose operating and financial restrictions on us, which may impair our ability to respond to changing business and economic conditions.

      The terms of our debt instruments impose operating and financial restrictions on us, including, among other things, restrictions on our ability to incur additional indebtedness, create or allow liens, pay dividends, engage in mergers, acquisitions or reorganizations or make specified capital expenditures. For example, our ability to engage in the foregoing transactions will depend upon, among other things, our level of indebtedness at the time of the proposed transaction and whether we are in default under our financing agreements. As a result, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might further our growth strategy or otherwise benefit us without obtaining consent from our lenders. In addition, our credit facility is secured by a first priority security interest in our trade accounts receivable, merchandise inventories, service marks and trademarks and other general intangible assets, including trade names. In the event of our insolvency, liquidation, dissolution or reorganization, the lenders under our debt instruments would be entitled to payment in full from our assets before distributions, if any, were made to our stockholders.

If we are unable to successfully implement our controlled growth strategy or manage our growing business, our future operating results could suffer.

      One of our strategies includes opening profitable stores in new and existing markets. Our ability to successfully implement our growth strategy could be negatively affected by any of the following:

•	suitable sites may not be available for leasing;

•	we may not be able to negotiate acceptable lease terms;

•	we might not be able to hire and retain qualified store personnel; and

•	we might not have the financial resources necessary to fund our expansion plans.

      In addition, our expansion in new and existing markets may present competitive, distribution and merchandising challenges that differ from our current challenges. These potential new challenges include competition among our stores, added strain on our distribution center, additional information to be processed by our management information systems and diversion of management attention from ongoing operations. We face additional challenges in entering new markets, including consumers’ lack of awareness of us, difficulties in hiring personnel and problems due to our unfamiliarity with local real estate markets and demographics. New markets may also have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. To the extent that we are not able to meet these new challenges, our net sales could decrease and our operating costs could increase.

Because our stores are concentrated in the western United States, we are subject to regional risks.

      Our stores are located in the western United States. Because of this, we are subject to regional risks, such as the economy, weather conditions, power outages, the increasing cost of electricity and earthquakes and other natural disasters specific to the states in which we operate. For example, particularly in southern California where we have a high concentration of stores, seasonal factors such as unfavorable snow conditions, such as those that occurred in the winter of 2002-2003, inclement weather or other localized conditions such as flooding, earthquakes or electricity blackouts could harm our operations. If the region were to suffer an economic downturn or other adverse regional event, our net sales and profitability and our ability to implement our planned expansion program could suffer. Several of our competitors operate stores across the United States and thus are not as vulnerable to these regional risks.

If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

      Our future success depends to a significant degree on the skills, experience and efforts of Steven G. Miller, our Chairman, President and Chief Executive Officer, and other key personnel who are not obligated to stay with us. The loss of the services of any of these individuals could harm our business and operations. In addition, as our business grows, we will need to attract and retain additional qualified personnel in a timely manner and develop, train and manage an increasing number of management level sales associates and other employees. Competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees, and increases in the federal minimum wage or other employee benefits costs could increase our operating expenses. If we are unable to attract and retain personnel, as needed in the future, our net sales growth and operating results may suffer.

Our hardware and software systems are vulnerable to damage that could harm our business.

      Our success, in particular our ability to successfully manage inventory levels, largely depends upon the efficient operation of our computer hardware and software systems. We use management information systems to track inventory information at the store level, communicate customer information and aggregate daily sales information. These systems and our operations are vulnerable to damage or interruption from:

•	earthquake, fire, flood and other natural disasters;

•	power loss, computer systems failures, internet and telecommunications or data network failure, operator negligence, improper operation by or supervision of employees, physical and electronic loss of data or security breaches, misappropriation and similar events; and

•	computer viruses.

      Any failure that causes an interruption in our operations or a decrease in inventory tracking could result in reduced net sales.

If our suppliers do not provide sufficient quantities of products, our net sales and profitability could suffer.

      We purchase merchandise from over 750 vendors. Although we did not rely on any single vendor for more than 6.0% of our total purchases during the twelve months ended June 29, 2003, our dependence on principal suppliers involves risk. Our 20 largest vendors collectively accounted for 36.2% of our total purchases during the twelve months ended June 29, 2003. If there is a disruption in supply from a principal supplier or distributor, we may be unable to obtain merchandise that we desire to sell and that consumers desire to purchase. In addition, a significant portion of the products that we purchase, including those purchased from domestic suppliers, are manufactured abroad. A vendor could discontinue selling products to us at any time for reasons that may or may not be in our control. Our net sales and profitability could decline if we are unable to promptly replace a vendor who is unwilling or unable to satisfy our requirements with a vendor providing equally appealing products.

Because all of our stores rely on a single distribution center, any disruption could reduce our net sales.

      We currently rely on a single distribution center in Fontana, California. Any natural disaster or other serious disruption to this distribution center due to fire, earthquake or any other cause could damage a significant portion of our inventory and could materially impair both our ability to adequately stock our stores and our net sales and profitability. If the security measures used at our distribution center do not prevent inventory theft, our gross margin may significantly decrease. In August 2002, we entered into a two-year lease for an additional 136,000 square foot satellite distribution center to handle seasonal merchandise and returns. In addition, because of limited capacity at the current distribution center, we will need to build a replacement distribution center in the next 15 to 18 months. Any disruption to, or delay in, this process could harm our future operations.

Because an equity owner of the selling stockholder is a member of the board of directors of one of our competitors, there may be conflicts of interest.

      The selling stockholder, Green Equity Investors, L.P., an affiliate of Leonard Green & Partners, L.P., holds approximately 27% of our outstanding common stock and also holds approximately 12.8% of the outstanding common stock of The Sports Authority, Inc., one of our competitors. John G. Danhakl, an equity owner of Leonard Green & Partners, L.P., currently serves on our board of directors. Jonathan D. Sokoloff, an equity owner of Leonard Green & Partners, L.P. and a former member of our board of directors, currently serves on The Sports Authority, Inc.’s board of directors. Mr. Danhakl may have conflicts of interest with respect to certain matters affecting us, including the pursuit of certain business opportunities presented to Leonard Green & Partners, L.P. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Delaware law, directors have a fiduciary duty to act in good faith and in what they believe to be in the best interest of the corporation and its stockholders. Such duties include the duty to refrain from impermissible self-dealing and to deal fairly with respect to transactions in which the directors, or other companies with which such directors are affiliated, have an interest.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs.

      The Sarbanes-Oxley Act of 2002 (the “Act”) that became law in July 2002, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission (the “SEC”), have required and will require changes in some of our corporate governance practices. The Act also requires the SEC to promulgate additional new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, Nasdaq has proposed revisions to its requirements for companies that are quoted on The Nasdaq Stock Market, Inc.’s National Market. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time consuming and/or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

RISKS RELATED TO OUR INDUSTRY

A downturn in the economy may affect consumer purchases of discretionary items, which could reduce our net sales.

      In general, our sales represent discretionary spending by our customers. Discretionary spending is affected by many factors, including, among others, general business conditions, interest rates, inflation, consumer debt levels, the availability of consumer credit, taxation, electricity power rates, unemployment trends and other matters that influence consumer confidence and spending. Our customers’ purchases of discretionary items, including our products, could decline during periods when disposable income is lower or periods of actual or perceived unfavorable economic conditions. If this occurs, our net sales and profitability could decline.

Seasonal fluctuations in the sales of sporting goods could cause our annual operating results to suffer significantly.

      We experience seasonal fluctuations in our net sales and operating results. In fiscal 2002, we generated 26.5% of our net sales and 35.2% of our operating income in the fourth fiscal quarter, which includes the holiday selling season as well as the peak winter sports selling season. As a result, we incur significant additional expenses in the fourth fiscal quarter due to higher purchase volumes and increased staffing. If we miscalculate the demand for our products generally or for our product mix during the fourth fiscal quarter, our net sales could decline, resulting in excess inventory, which could harm our financial performance. Because a substantial portion of our operating income is derived from our fourth fiscal quarter net sales, a shortfall in expected fourth fiscal quarter net sales could cause our annual operating results to suffer significantly.

Intense competition in the sporting goods industry could limit our growth and reduce our profitability.

      The retail market for sporting goods is highly fragmented and intensely competitive. We compete directly or indirectly with the following categories of companies:

•	other traditional sporting goods stores and chains;

•	mass merchandisers, discount stores and department stores, such as Wal-Mart, Kmart, Target, JC Penney and Sears;

•	specialty sporting goods shops and pro shops, such as The Athlete’s Foot and Foot Locker;

•	sporting goods superstores, such as The Sports Authority, Inc., and its other operating units, Oshman’s, Sportmart and Gart Sports Company; and

•	internet retailers.

      Some of our competitors have a larger number of stores and greater financial, distribution, marketing and other resources than we have. Two of our major competitors, The Sports Authority, Inc. and Gart Sports Company, completed a merger in August 2003 and now operate under the name The Sports Authority, Inc. In addition, if our competitors reduce their prices, it may be difficult for us to reach our net sales goals without reducing our prices. As a result of this competition, we may also need to spend more on advertising and promotion than we anticipate. If we are unable to compete successfully, our operating results will suffer.

We may incur costs from litigation or increased regulation relating to products that we sell, particularly firearms.

      We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted against us. If a successful claim were brought against us in excess of our insurance coverage, it could harm our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business. In addition, our products are subject to the Federal Consumer Product Safety Act, which empowers the Consumer Product Safety Commission to protect consumers from hazardous sporting goods and other articles. The Consumer Product Safety Commission has the authority to exclude from the market certain consumer products that are found to be hazardous. Similar laws exist in some states and cities in the United States. If we fail to comply with government and industry safety standards, we may be subject to claims, lawsuits, fines and negative publicity that could harm our operating results.

      In addition, we sell firearms and ammunition, products associated with an increased risk of injury and related lawsuits. Sales of firearms and ammunition have historically represented less than 5% of our annual net sales. We may incur losses due to lawsuits relating to our performance of background checks on firearms purchases as mandated by state and federal law or the improper use of firearms sold by us, including lawsuits by municipalities or other organizations attempting to recover costs from firearms manufacturers and retailers relating to the misuse of firearms. In addition, in the future there may be increased federal, state or local regulation, including taxation, of the sale of firearms in both our current markets as well as future markets in which we may operate. Commencement of these lawsuits against us or the establishment of new regulations could reduce our net sales and decrease our profitability.

If we fail to anticipate changes in consumer preferences, we may experience lower net sales, higher inventory markdowns and lower margins.

      Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty. These preferences are also subject to change. Our success depends upon our ability to anticipate and respond in a timely manner to trends in sporting goods merchandise and consumers’ participation in sports. If we fail to identify and respond to these changes, our net sales may decline. In addition, because we often make commitments to purchase products from our vendors up to six months in advance of the proposed delivery, if we misjudge the market for our merchandise, we may over-stock unpopular products and be forced to take inventory markdowns that could have a negative impact on profitability.

Terrorism and the uncertainty of war may harm our operating results.

      Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, vendors, and customers, which could significantly impact our net sales, costs and expenses and financial condition. The threat of terrorist attacks in the United States since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility may cause greater uncertainty and cause our business to suffer in ways that we currently cannot predict. The military action taken by the United States and its allies in Iraq could have a short or long term negative economic impact upon the financial markets and our business in general.

RISKS RELATED TO INVESTING IN OUR COMMON STOCK

The price of our common stock may be volatile.

      The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could adversely affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

      We cannot predict the effect, if any, that the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. At September 28, 2003, there were 22,663,927 shares of our common stock outstanding. All of these shares are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act of 1933. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock or our ability to raise capital by offering equity securities.

      The selling stockholder, Green Equity Investors, L.P., owns an aggregate of 6,171,074 shares of our common stock, all of which are being offered for resale pursuant to this prospectus. Subsequent to this offering, Green Equity Investors, L.P. has the right to require us to register its shares of common stock that are not sold pursuant to this offering, provided that it holds at least 8% of our outstanding common stock and its registration request covers 8% or more of our outstanding common stock. In addition, holders of approximately 9.1 million shares of our common stock, which number includes the shares held by the Green Equity Investors, L.P., have piggyback registration rights with respect to certain offerings of our common stock. If Green Equity Investors, L.P. does not sell all of its shares of common stock pursuant to this offering and exercises its right to require us to register its shares for resale, the market price of our common stock could decline.

Our executive officers, directors and a substantial stockholder may be able to exert significant control over our future direction.

      Our executive officers and directors, their affiliates and affiliates of Leonard Green & Partners, L.P., including the selling stockholder, together control approximately 42.5% of our outstanding common stock. As a result, these stockholders, if they act together, may be able to control, as a practical matter, all matters requiring our stockholders’ approval, including the election of directors and approval of significant corporate transactions. In addition, we are a party to an amended and restated stockholders agreement with Green Equity Investors, L.P., Steven G. Miller and Robert W. Miller that entitles Green Equity Investors, L.P. to nominate one director to our board of directors for as long as it and its affiliates hold at least 5% of our outstanding shares. The agreement also provides that Steven G. Miller and Robert W. Miller will vote their shares in favor of Green Equity Investors, L.P.’s nominee and that Green Equity Investors, L.P. will vote its shares to elect Steven G. Miller and Robert W. Miller to our board of directors. If Green Equity Investors, L.P. sells all of the shares it is offering pursuant to this prospectus, the amended and restated stockholders agreement will terminate, and our executive officers and directors, their affiliates and affiliates of Leonard Green & Partners, L.P. together will control approximately 15.2% of our outstanding common stock, and thus will not have the ability to exert as much control over us as they do now.

      We are also a party to employment agreements with Steven G. Miller and Robert W. Miller that require us to use our best efforts to ensure that each of them continues to be a member of our board of directors. As a result, this concentration of ownership and representation on our board of directors may delay, prevent or deter a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might reduce the market price of our common stock.

Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change of control would be beneficial to our stockholders.

      Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:

•	a board of directors that is classified such that only one-third of directors are elected each year;

•	authorization of the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	elimination of the ability of stockholders to call special meetings of stockholders;

•	prohibition of stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

      In addition, Section 203 of the Delaware General Corporations Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the transaction may be considered beneficial by some stockholders.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, or in documents incorporated by reference into this prospectus, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “potential,” “intends,” “continue,” “may,” “plans,” “projects,” “will,” “should,” “could,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot assure you that we will achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, without limitation, the risk factors set forth elsewhere in this report and other risks and uncertainties more fully described in our other filings with the Securities and Exchange Commission. We caution that the risk factors set forth in this report are not exclusive. We disclaim any obligation to revise or update any forward-looking statement that may be made from time to time by us or on our behalf.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder. All of such proceeds will belong to the selling stockholder.

SELLING STOCKHOLDER

      The following table sets forth information we know regarding the beneficial ownership of our common stock held by the selling stockholder, Green Equity Investors, L.P., at September 28, 2003, and as adjusted to reflect the sale of the common stock offered by this prospectus. The selling stockholder may sell up to 6,171,074 shares of our common stock pursuant to this prospectus.

      Green Equity Investors, L.P., an affiliate of Leonard Green & Partners, L.P., holds a significant equity interest in us and also holds an equity interest in The Sports Authority, Inc., one of our competitors. John G. Danhakl, an equity owner of Leonard Green & Partners, L.P., currently serves on our board of directors. Jonathan D. Sokoloff, a partner of Leonard Green & Partners, L.P. and a former member of our board of directors, currently serves on The Sports Authority, Inc.’s board of directors. Mr. Danhakl may from time to time have conflicts of interest with respect to certain matters affecting us. All of these potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Delaware law, directors have a fiduciary duty to act in good faith and in what they believe to be in the best interest of the corporation and its stockholders. Such duties include the duty to refrain from impermissible self-dealing and to deal fairly with respect to transactions in which the directors, or other companies with which such directors are affiliated, have an interest.

      In September 1992, we issued an aggregate of 25,353,649 shares of our common stock to Green Equity Investors, L.P. pursuant to a stock subscription agreement between Green Equity Investors, L.P. and us. In connection with our recapitalization in 1997, we repurchased approximately 19,492,675 shares of our common stock from Green Equity Investors, L.P. In June 2002, immediately following our IPO, Green Equity Investors, L.P. purchased an additional 310,100 shares of our common stock pursuant to a subscription agreement with us. Accordingly, Green Equity Investors, L.P. currently has beneficial ownership of 6,171,074 shares of our common stock. Pursuant to the terms of the 1992 stock subscription agreement, as amended by the amended and restated stockholders agreement, Green Equity Investors, L.P. has the right, on two occasions (including this one), to require us to register its shares of common stock at any time, provided that it holds at least 8% of our outstanding common stock and the request must cover 8% or more of our outstanding common stock. This prospectus and the registration statement of which this prospectus is a part are being filed by us pursuant to the registration rights we granted to Green Equity Investors, L.P. under the 1992 stock subscription agreement and the amended and restated stockholders agreement, and we are bearing all related fees, costs and expenses, other than brokers’ commissions and similar fees. We have agreed to maintain the effectiveness of the registration statement for a period of 180 days unless the distribution of shares offered hereby is completed prior to the end of the 180-day period.

      We are a party to an amended and restated stockholders agreement with Green Equity Investors, L.P., Robert W. Miller and Steven G. Miller. Under the amended and restated stockholders agreement, Green Equity Investors, L.P. and its affiliates may designate one member, currently Mr. Danhakl, for nomination to our board of directors so long as it beneficially owns at least 5% of our outstanding shares of common stock. Robert W. Miller and Steven G. Miller have agreed to vote all of their common stock in favor of electing Green Equity Investors, L.P.’s nominee. If Robert W. Miller or Steven G. Miller is nominated for election to the board of directors, Green Equity Investors, L.P. has agreed to vote all of its shares in favor of electing each of them. The amended and restated stockholders agreement also modified Green Equity Investors, L.P.’s previously-granted registration rights, as described above. The amended and restated stockholders agreement terminates when Green Equity Investors, L.P. and its affiliates beneficially own less than 5% of our outstanding common stock. If Green Equity Investors, L.P. sells all of the shares it is offering pursuant to this prospectus, it and its affiliates will hold less than 5% of our outstanding common stock, and the amended and restated stockholders agreement will terminate.

      We entered into a management services agreement with Leonard Green & Associates, L.P., an affiliate of Leonard Green & Partners, L.P., on November 13, 1997. Pursuant to the management services agreement, we agreed to pay an annual fee of $333,333 to Leonard Green & Associates, L.P. for management, consulting and financial planning services. These services included regular consulting services regarding the status of the financial markets as they related to specialty retailers and advice on financing alternatives, note repurchases and potential refinancings. We also agreed to pay reasonable and customary fees to Leonard Green & Associates, L.P. for services rendered in connection with any major financial transactions. In addition to the fees we paid for these services, we also paid reasonable out-of-pocket expenses incurred in connection with rendering such services. Although the agreement did not provide either party the right to terminate prior to the stated expiration date of May 31, 2005, whether as the result of a change of control or otherwise, Leonard Green & Associates, L.P. and we agreed to terminate the management services agreement, effective upon the consummation of our initial public offering in June 2002. In connection with this termination, we paid Leonard Green & Associates, L.P. a termination fee of $875,000, which represents a discounted value of the payments that we would otherwise have been required to make through the stated expiration date of the management services agreement.

Shares Beneficially
	Number of Shares		Owned After the
	Beneficially Owned	Number of	Offering(1)
	Prior to the	Shares
Name of Beneficial Owner	Offering	Offered	Number	Percent(2)

Green Equity Investors, L.P.	6,171,074(3)	6,171,074	0	0%

(1)	Assumes the resale by the selling stockholder of all of the shares of common stock that are offered by this prospectus.

(2)	Based on 22,663,927 shares of common stock outstanding at September 28, 2003.

(3)	The general partner of Green Equity Investors, L.P. is an affiliate of Leonard Green & Partners, L.P. Each of Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer, John M. Baumer and James D. Halper, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control Leonard Green & Partners, L.P. As such, Messrs. Sokoloff, Danhakl, Nolan, Seiffer, Baumer and Halper may be deemed to have shared voting and investment power with respect to all shares held by Green Equity Investors, L.P. However, each of Messrs. Sokoloff, Danhakl, Nolan, Seiffer, Baumer and Halper disclaim beneficial ownership of the common stock of which Green Equity Investors, L.P. has beneficial ownership.

PLAN OF DISTRIBUTION

      The selling stockholder and any of its pledgees, assignees, donees and successors-in-interest may, from time to time, sell any or all of the shares of our common stock offered hereby for its own account on any stock exchange, market or trading facility on which the shares are traded, in private transactions or through the writing of options, whether the options are listed on an options exchange or otherwise. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices, determined at the time of sale, or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	cross trades;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	underwritten offerings;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

      The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. In connection with the sale of shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume and deliver the shares to close out such short sales. The selling stockholder may loan or pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker-dealers in turn may, from time to time, offer and sell the pledged shares.

      The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

      Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, discounts or concessions from the selling stockholder, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated.

      The selling stockholder does not expect these commissions, discounts and concessions to exceed what is customary in the types of transactions involved.

      The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

      The selling stockholder and any broker-dealer or agent that is involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Upon notification to us by the selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of the selling stockholder and of the participating broker-dealer(s) or underwriter(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable;

•	that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

      In addition, we will file a supplement to this prospectus when the selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.

      We have advised the selling stockholder that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales of our shares offered by this prospectus.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California. Certain partners and former partners of Irell & Manella LLP own an aggregate of 25,709 shares of our common stock.

EXPERTS

      The consolidated financial statements and schedule of Big 5 Sporting Goods Corporation and subsidiary as of December 30, 2001 and December 29, 2002, and for each of the fiscal years ended December 31, 2000, December 30, 2001 and December 29, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 29, 2002 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and the restatement of previously issued consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, registration statements and other documents with the Securities and Exchange Commission. The registration statement of which this prospectus is a part contains additional relevant information about us and our common stock, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

      You may read and copy the registration statement, the related exhibits and our other filings with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also may request copies of those documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

      The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The site’s address is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to ”incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any information that we file later with the SEC will automatically update and supercede this information. The documents we incorporate by reference are:

(a) our Annual Report on Form 10-K for the fiscal year ended December 29, 2002;

(b) our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003;

(c) our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2003; and

(d) the description of our common stock contained in our Registration Statement No. 000-49850 on Form 8-A, including any exhibits thereto, filed on June 5, 2002 pursuant to Section 12(g) of the Exchange Act.

      All documents that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into, and to be a part of, this prospectus from the date such documents are filed with the SEC.

      Any statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supercedes the statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

      We will provide to each person, including any beneficial owner of our common stock, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus. You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard
El Segundo, California 90245
Attn: Secretary
(310) 536-0611

6,171,074 Shares

Big 5 Sporting Goods Corporation

Common Stock

PROSPECTUS

                            , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$7,799
Legal fees and expenses	40,000
Accounting fees and expenses	7,000
Miscellaneous expenses	5,000

Total	$59,799

Item 15.     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

      As permitted by Section 145 of the DGCL, the Registrant’s Amended and Restated Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that limits a director’s personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

      As permitted by Section 145(g) of the DGCL and the Registrant’s Amended and Restated Bylaws, the Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

      In addition, the Registrant has entered into contracts with its directors and officers pursuant to which the Registrant agrees to provide and maintain directors’ and officers’ insurance and further agrees to provide indemnification of such directors and officers to the fullest extent permitted by law.

Item 16.     Exhibits

Exhibit
No.	Description

4.1	Stock Subscription Agreement, dated as of September 25, 1992, by and between Big 5 Sporting Goods Corporation and Green Equity Investors, L.P.(1)
4.2	Subscription Agreement, dated as of June 25, 2002, by and between Big 5 Sporting Goods Corporation and Green Equity Investors, L.P.(2)
4.3	Form of Amended and Restated Stockholders Agreement by and among Big 5 Sporting Goods Corporation, Green Equity Investors, L.P., Steven G. Miller and Robert W. Miller.(3)
5.1	Opinion of Irell & Manella LLP.
23.1	Consent of Irell & Manella LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

(1)	Incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-68094) filed by Big 5 Sporting Goods Corporation on June 5, 2002.

(2)	Incorporated by reference to Exhibit 10.25 to Amendment No. 5 to the Registration Statement on Form S-1 filed by Big 5 Sporting Goods Corporation on June 25, 2002.

(3)	Incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Big 5 Sporting Goods Corporation on June 5, 2002.

Item 17.     Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on October 8, 2003.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ STEVEN G. MILLER

Steven G. Miller
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

      We, the undersigned directors and officers of Big 5 Sporting Goods Corporation, do hereby constitute and appoint Charles P. Kirk and Gary S. Meade, and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, and each of them singly, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN G. MILLER Steven G. Miller	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 8, 2003

/s/ CHARLES P. KIRK Charles P. Kirk	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 8, 2003

/s/ ROBERT W. MILLER Robert W. Miller	Chairman Emeritus of the Board of Directors	October 8, 2003

/s/ DR. MICHAEL D. MILLER Dr. Michael D. Miller	Director	October 8, 2003

/s/ JOHN G. DANHAKL John G. Danhakl	Director	October 8, 2003

Signature	Title	Date

/s/ SANDRA N. BANE Sandra N. Bane	Director	October 8, 2003

/s/ G. MICHAEL BROWN G. Michael Brown	Director	October 8, 2003

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Stock Subscription Agreement, dated as of September 25, 1992, by and between Big 5 Sporting Goods Corporation and Green Equity Investors, L.P.(1)
4.2	Subscription Agreement, dated as of June 25, 2002, by and between Big 5 Sporting Goods Corporation and Green Equity Investors, L.P.(2)
4.3	Form of Amended and Restated Stockholders Agreement by and among Big 5 Sporting Goods Corporation, Green Equity Investors, L.P., Steven G. Miller and Robert W. Miller.(3)
5.1	Opinion of Irell & Manella LLP.
23.1	Consent of Irell & Manella LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).

(1)	Incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-68094) filed by Big 5 Sporting Goods Corporation on June 5, 2002.

(2)	Incorporated by reference to Exhibit 10.25 to Amendment No. 5 to the Registration Statement on Form S-1 filed by Big 5 Sporting Goods Corporation on June 25, 2002.

(3)	Incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by Big 5 Sporting Goods Corporation on June 5, 2002.